Exhibit 99.1
GREAT AJAX CORP. ANNOUNCES RESULTS FOR THE QUARTER
ENDED JUNE 30, 2019

Second Quarter Highlights

•
Purchased $90.7 million of re-performing mortgage loans ("RPLs") with an unpaid principal balance (“UPB”) of $106.6 million and underlying collateral values of $163.2 million; and acquired $0.7 million of small balance commercial mezzanine mortgage loans

•
Sold $176.9 million of loans with $200.1 million in UPB and collateral values of $320.1 million to a joint venture with third party accredited institutional investors for a gain of $7.0 million, and retained $20.1 million in varying classes of securities issued by the joint venture

•	Ended the quarter with $1.2 billion in net mortgage loans and $198.0 million of investments in debt securities and beneficial interests in joint ventures

•	Acquired one multi-family rental property for $2.3 million

•	Interest income of $28.1 million net of $0.4 million in servicing fee expense on loans held in joint ventures; Net interest income after provision for loan losses of $12.6 million

•	Net income attributable to common stockholders of $13.0 million

•	Basic earnings per share (“EPS”) of $0.67

•	Taxable income of $0.75 per share

•	Book value per share of $15.85 at June 30, 2019

•
Collected total cash of $59.9 million, exclusive of the results of our loan sale, including $52.4 million from our mortgage loan and REO portfolio and $7.5 million from our investments in debt securities and beneficial interests

•	Held $55.7 million of cash and cash equivalents at June 30, 2019

New York, NY—August 6, 2019 —Great Ajax Corp. (NYSE: AJX), a Maryland corporation that is a real estate investment trust, today announces its results of operations for the quarter ended June 30, 2019. We focus primarily on acquiring, investing in and managing a portfolio of RPLs secured by single-family residences and commercial properties and, to a lesser extent, non-performing loans (“NPLs”). In addition to our continued focus on residential RPLs, we also originate and acquire small-balance commercial loans ("SBCs") secured by multi-family retail/residential and mixed use properties and acquire multi-family retail/residential and mixed use and commercial properties.

Selected Financial Results (Unaudited)
($ in thousands except per share amounts)

	For the three months ended
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Loan interest income(1,2,3)	$24,621	$26,557	$26,146	$26,261	$26,158
Earnings from debt securities and beneficial interests(4)	$3,140	$2,416	$1,155	$444	$238
Total revenue, net(1,5)	$20,703	$15,184	$13,894	$14,750	$14,777
Consolidated net income(1)	$13,626	$8,121	$7,307	$7,495	$8,213
Net income per basic share	$0.67	$0.39	$0.35	$0.35	$0.40
Average equity(1)	$340,470	$336,050	$332,002	$323,750	$319,815
Average total assets(1)	$1,559,729	$1,587,871	$1,525,759	$1,381,742	$1,362,843
Average daily cash balance(6)	$48,907	$59,484	$68,926	$40,674	$41,617
Average carrying value of RPLs(1,7)	$1,136,133	$1,230,512	$1,226,491	$1,161,709	$1,175,466
Average carrying value of NPLs(1)	$35,213	$39,807	$41,438	$38,237	$40,767
Average carrying value of SBC loans(7)	$28,075	$36,181	$35,372	$27,316	$19,222
Average carrying value of debt securities and beneficial interests	$192,129	$135,449	$72,535	$32,693	$16,262
Average asset level debt balance(1,8)	$1,107,812	$1,127,673	$1,089,285	$948,893	$941,533
____________________________________________________________

(1)
Reflects the impact of consolidating the assets, liabilities and non-controlling interests of Ajax Mortgage Loan Trust 2017-D ("2017-D") and Ajax Mortgage Loan Trust 2018-C ("2018-C"), which are 50% and 37%, respectively, owned by third-party institutional accredited investors.

(2)	Loan interest income excludes interest income from debt securities and beneficial interests and bank account balances.

(3)
Loan interest income for the quarters ended June 30, 2019, March 31, 2019, December 31, 2018 and September 30, 2018 is net of impairments of $0.1 million, $0.2 million, $0.8 million and $0.4 million, respectively, on our loan pools.

(4)	Interest income on investment in debt securities and beneficial interests issued by our joint ventures is net of servicing fees.

(5)	Total revenue includes net interest income, income from equity method investments and other income.

(6)	Average daily cash balance includes cash and cash equivalents, and excludes cash held in trust.

(7)
The average carrying value of RPLs and the average carrying value of SBCs has been recast for all prior periods to reflect all SBCs in the average carrying value of SBCs. Previously, certain SBCs acquired in accretable loan pools were included in RPLs.

(8)	All quarters have been updated to reflect average asset level debt balance from total average debt balance.

Our consolidated net income attributable to common stockholders increased $5.7 million for the quarter ended June 30, 2019 compared to the quarter ended March 31, 2019. On May 1, 2019, we sold 962 primarily non-clean-pay mortgage loans with a carrying value of $176.9 million, and UPB of $200.1 million and aggregate property value of $320.1 million to Ajax Mortgage Loan Trust 2019-C ("2019-C") a joint venture with third party accredited institutional investors for a gain of $7.0 million. The senior securities represent 75% of the UPB of the underlying mortgage loans and carry a 3.95% interest rate. Based on the structure of the transaction we do not consolidate 2019-C under GAAP. We retained 34% or $8.0 million of the equity of the trust and also retained $12.1 million in debt securities. On May 25, 2019, we used a portion of the proceeds from the sale to retire the bonds issued by Ajax Mortgage Trust 2016-C and pay down our borrowings under repurchase transactions. The mortgage loans from 2016-C constituted approximately 55% of the loans sold to 2019-C. We estimate that the sale added approximately $5.2 million to net income for the quarter after netting out the impact of foregone interest income, reduced interest expense and other loan related expenses. We did not sell any loans during the quarter ended March 31, 2019.

Our operating expenses for the quarter declined primarily as a result of lower accounting fees and lower servicing fees as the average balance of our investments in mortgage loans declined as a result of the loan sale. Additionally, our interest income from our investments in debt securities and beneficial interests in joint ventures is recorded net of servicing fees further reducing servicing fee expense versus an investment in whole loans.

As a result of the sale, net interest income declined by $1.1 million. While we acquired $90.7 million of RPLs with an aggregate UPB of $106.6 million, and underlying collateral values of $163.2 million and two mezzanine SBCs with total UPB of $0.7 million that represented 18.2% of the underlying collateral value of $3.6 million, these loans were only on our consolidated balance sheet for 20 days during the quarter and provided minimal offset to the 60 days of lost interest income from the loan sale. We ended the quarter with $1.2 billion of mortgage loans with an aggregate UPB of $1.3 billion.

Impairments on loan pools for the quarter ended June 30, 2019 decreased to $0.1 million from $0.2 million for the quarter ended March 31, 2019.  The impairments are primarily driven by small remaining pool size in which cash flow fluctuations on individual loans is not offset by the small remaining value of loans in the pool.

Our investments in debt securities and beneficial interests in our joint ventures continue to grow as we enter into new transactions with our joint venture partners.  Interest income from our investments in debt securities and beneficial interests issued by our non-consolidated joint ventures is recognized net of servicing fees, which are incurred by each joint venture.  This is different than our investments in mortgage loans that have interest income recognized on a gross basis with the offsetting servicing fee recorded as expense in a separate income statement line.  The impact of netting the servicing fee against gross interest income reduces the weighted average yield, the gross and net interest income on our investments, and our servicing fee expense for the quarter ended June 30, 2019 by approximately 83 basis points on an annualized basis compared to a similar investment in a whole loan mortgage pool. The impact for the quarter ended March 31, 2019 was approximately 86 basis points on an annualized basis.

We recorded $0.5 million in impairments on our REO held-for-sale portfolio in real estate operating expense for the quarter ended June 30, 2019 compared to $0.5 million for the quarter ended March 31, 2019. We continue to liquidate our REO properties held-for-sale at a faster rate than they are being acquired through foreclosures, with 21 properties sold in the second quarter while 19 were added to REO held-for-sale.

We collected $59.9 million of cash during the quarter exclusive of the results of our loan sale, to end the second quarter with $55.7 million in cash and cash equivalents. $52.4 million of our cash collections were derived from our mortgage loan and REO portfolios as a result of loan payments, loan payoffs and sales of REO during the quarter and $7.5 million were derived from interest and principal payments on investments in debt securities and beneficial interests. Of the $52.4 million of cash collections from mortgage loans and REO, we received $22.6 million from loans paying the full amount of principal, past due interest and charges.

We also acquired a 20-unit multi-family rental property in Baltimore, MD for a purchase price of $2.3 million.

Portfolio Acquisitions
($ in thousands)

	For the three months ended
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018(1)	June 30, 2018
RPLs
Count	496	38	388	271	64
UPB	$106,559	$8,495	$71,049	$69,211	$15,549
Purchase price	$90,694	$7,205	$63,304	$64,428	$14,313
Purchase price % of UPB	85.1%	84.8%	89.1%	93.1%	92.1%
NPLs
Count	—	—	25	11	—
UPB	$—	$—	$4,269	$1,700	$—
Purchase price	$—	$—	$3,979	$1,431	$—
Purchase price % of UPB	—%	—%	93.2%	84.2%	—%

____________________________________________________________

(1)	Includes the impact of 256 mortgage loans with a purchase price of $47.4 million and UPB of $52.8 million acquired through a 63% owned joint venture that we consolidate.

The following table provides an overview of our portfolio at June 30, 2019 ($ in thousands):

No. of loans	6,398	Weighted average coupon	4.57%
Total UPB	$1,333,890	Weighted average LTV(5)	83.8%
Interest-bearing balance	$1,255,139	Weighted average remaining term (months)	308
Deferred balance(1)	$78,751	No. of first liens	6,330
Market value of collateral(2)	$1,859,672	No. of second liens	68
Price/total UPB(3)	83.0%	No. of rental properties	19
Price/market value of collateral	62.0%	Capital invested in rental properties	$21,260
Re-performing loans	94.2%	No. of REO held-for-sale	97
Non-performing loans	2.4%	Market value of REO held-for-sale(6)	$23,797
Small-balance commercial loans(4)	3.4%

____________________________________________________________

(1)	Amounts that have been deferred in connection with a loan modification on which interest does not accrue. These amounts generally become payable at maturity.

(2)	As of date of acquisition.

(3)	Our loan portfolio consists of fixed rate (52.5% of UPB), ARM (10.1% of UPB) and Hybrid ARM (37.4% of UPB) mortgage loans.

(4)	SBC loans includes both purchased and originated loans.

(5)	UPB as of June 30, 2019 divided by market value of collateral and weighted by the UPB of the loan.

(6)	Market value of other REO is the estimated expected gross proceeds from the sale of the REO less estimated costs to sell, including repayment of servicer advances.

Subsequent Events
Since June 30, 2019, we have agreed to acquire, subject to due diligence, eight residential RPLs with aggregate UPB of $1.8 million in two transactions from two sellers for our own account. The purchase price of the RPLs equals 100.5% of UPB and the estimated market value of the underlying collateral is $2.9 million. The purchase price equals 61.2% of the estimated market value of the underlying collateral.

We also agreed to acquire six commercial properties for an aggregate purchase price of $17.9 million in six separate transactions from six different sellers.

We also agreed to acquire, in joint ventures with third party accredited institutional investors, 737 RPLs with aggregate UPB of $161.7 million. The purchase price of the RPLs equals 92.6% of UPB and the estimated market value of the underlying collateral is $270.6 million. The purchase price equals 55.3% of the estimated market value of the underlying collateral.

On July 22, 2019, our Board of Directors declared a dividend of $0.32 per share to be paid on August 30, 2019 to our common stockholders of record as of August 19, 2019.

On July 26, 2019, we closed Ajax Mortgage Loan Trust 2019-D with $140.4 million of AAA rated senior securities, and aggregate of $16.2 million of AA and A rated securities issued with respect to $193.3 million of mortgage loans, all of which were RPLs. The AAA, AA and A rated securities have a weighted average coupon of 3.0124% and represent 81.05% of the UPB of the underlying mortgage loans.

Conference Call
Great Ajax Corp. will host a conference call at 5:00 p.m. EST, Tuesday, August 6, 2019 to review our financial results for the quarter. A live Webcast of the conference call will be accessible from the Investor Relations section of our website www.great-ajax.com. An archive of the Webcast will be available for 90 days.

About Great Ajax Corp.
Great Ajax Corp. is a Maryland corporation that is a real estate investment trust, that focuses primarily on acquiring, investing in and managing RPLs secured by single-family residences and commercial properties and, to a lesser extent, NPLs. We also originate and acquire loans secured by multi-family residential and smaller commercial mixed use retail/residential properties and acquire multi-family retail/residential and mixed use and commercial properties. We are externally managed by Thetis Asset

Management LLC. Our mortgage loans and other real estate assets are serviced by Gregory Funding LLC, an affiliated entity. We have elected to be taxed as a real estate investment trust under the Internal Revenue Code.

Forward-Looking Statements
This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions, many of which are beyond the control of Great Ajax, including, without limitation, the risk factors and other matters set forth in our Annual Report on Form 10-K for the period ended December 31, 2018 filed with the SEC on March 6, 2019. Great Ajax undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

CONTACT:	Lawrence Mendelsohn
Chief Executive Officer
or
Mary Doyle
Chief Financial Officer
Mary.Doyle@aspencapital.com
503-444-4224

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share amounts)

	Three months ended
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INCOME:
Interest income	$28,128	$29,452	$28,484	$27,416
Interest expense	(15,439)	(15,685)	(15,045)	(12,997)
Net interest income	12,689	13,767	13,439	14,419
Provision for loan losses	(85)	(154)	(799)	(365)
Net interest income after provision for loan losses	12,604	13,613	12,640	14,054

Income from equity method investments	257	461	134	239
Gain on sale of mortgage loans	7,014	—	—	—
Other income	828	1,110	1,120	457
Total income	20,703	15,184	13,894	14,750

EXPENSE:
Related party expense - loan servicing fees	2,274	2,506	2,550	2,457
Related party expense - management fee	1,652	1,688	1,597	1,456
Loan transaction expense	191	69	24	(25)
Professional fees	634	862	582	482
Real estate operating expense	887	786	858	1,001
Other expense	1,219	1,081	1,014	964
Total expense	6,857	6,992	6,625	6,335
Loss on debt extinguishment	182	—	—	836
Income before provision for income tax	13,664	8,192	7,269	7,579
Provision for income tax (benefit)	38	71	(38)	84
Consolidated net income	13,626	8,121	7,307	7,495
Less: consolidated net income attributable to non-controlling interests	599	791	711	937
Consolidated net income attributable to common stockholders	$13,027	$7,330	$6,596	$6,558
Basic earnings per common share	$0.67	$0.39	$0.35	$0.35
Diluted earnings per common share	$0.56	$0.36	$0.34	$0.34

Weighted average shares – basic	19,169,941	18,811,713	18,771,423	18,691,393
Weighted average shares – diluted	27,732,587	27,829,448	27,163,859	26,592,806

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands except per share amounts)

	June 30, 2019	December 31, 2018
	(unaudited)
ASSETS
Cash and cash equivalents	$55,728	$55,146
Cash held in trust	22	24
Mortgage loans, net(1,4)	1,198,140	1,310,873
Property held-for-sale, net(2)	21,335	19,402
Rental property, net	20,883	17,635
Investments at fair value	157,763	146,811
Investments in beneficial interests	40,231	22,086
Receivable from servicer	18,686	14,587
Investments in affiliates	8,799	8,653
Prepaid expenses and other assets	9,643	7,654
Total assets	$1,531,230	$1,602,871

LIABILITIES AND EQUITY
Liabilities:
Secured borrowings, net(1,3,4)	$506,741	$610,199
Borrowings under repurchase transactions	554,122	534,089
Convertible senior notes, net(3)	118,148	117,525
Management fee payable	814	881
Accrued expenses and other liabilities	5,819	5,898
Total liabilities	1,185,644	1,268,592

Equity:
Preferred stock $0.01 par value; 25,000,000 shares authorized, none issued or outstanding	—	—
Common stock $0.01 par value; 125,000,000 shares authorized, 19,654,330 shares at June 30, 2019 and 18,909,874 shares at December 31, 2018 issued and outstanding	197	189
Additional paid-in capital	273,438	260,427
Treasury stock	(352)	(270)
Retained earnings	48,301	41,063
Accumulated other comprehensive gain/(loss)	532	(575)
Equity attributable to stockholders	322,116	300,834
Non-controlling interests(5)	23,470	33,445
Total equity	345,586	334,279
Total liabilities and equity	$1,531,230	$1,602,871
___________________________________________________________

(1)
Mortgage loans, net include $764.5 million and 897.8 million of loans at June 30, 2019 and December 31, 2018, respectively, transferred to securitization trusts that are variable interest entities (“VIEs”); these loans can only be used to settle obligations of the VIEs. Secured borrowings consist of notes issued by VIEs that can only be settled with the assets and cash flows of the VIEs. The creditors do not have recourse to the primary beneficiary (Great Ajax Corp.). Mortgage loans, net include $1.4 million and $1.2 million of allowance for loan losses at June 30, 2019 and December 31, 2018, respectively.

(2)	Property held-for-sale, net, includes valuation allowances of $2.1 million and $1.8 million at June 30, 2019 and December 31, 2018, respectively.

(3)	Secured borrowings and convertible senior notes are presented net of deferred issuance costs.

(4)
As of June 30, 2019, balances for Mortgage loans, net includes $360.8 million and Secured borrowings, net of deferred costs includes $221.6 million from the 50% and 63% owned joint ventures. As of December 31, 2018, balances for Mortgage loans, net includes $377.0 million and

Secured borrowings, net of deferred costs includes $231.9 million from a 50% and 63% owned joint ventures, all of which we consolidate under U.S. GAAP.

(5)
Non-controlling interests includes $21.4 million at June 30, 2019, from 50% and 63% owned joint ventures. Non-controlling interests includes $20.4 million at December 31, 2018, from a 50% and 63% owned joint ventures, all of which we consolidate under U.S. GAAP.